Exhibit 99.2

OTR Acquisition Corp. Announces Closing of $104.5 Million Initial Public Offering, Including Partial Exercise of the Overallotment Option

Miami, FL. – November 19, 2020 (Business Wire) – OTR Acquisition Corp. (Nasdaq: OTRAU) (“OTR Acquisition Corp.” or the “Company”) today announced the closing of its previously announced initial public offering of 10,000,000 units at a price of $10.00 per unit. The Company’s units commenced trading on Tuesday, November 17, 2020 on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OTRAU.” Each unit consisted of one share of Class A common stock and one half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on Nasdaq under the symbols “OTRA” and “OTRAW,” respectively. No fraction warrants will be issued upon separation of the units and only whole warrants will trade. The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the initial public offering price to cover over-allotments, which the underwriters partially exercised for an additional 447,350 units, leaving 1,052,650 units still available under the option.

Maxim Group LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the SEC on November 17, 2020. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OTR Acquisition Corp.

OTR Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While it may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search on target businesses with enterprise values of approximately $500 million to $2.5 billion. The Company is sponsored by OTR Acquisition Sponsor LLC, an affiliate of investor and entrepreneur Nicholas J. Singer and Purchase Capital.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Melanie Gounardes
914-844-5537
mgounardes@prosek.com